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                                  EXHIBIT 5.1
                                January 28, 1998

Board of Directors of
WorldCom, Inc.
515 East Amite Street
Jackson, Mississippi 39201

Ladies and Gentlemen:

         I am General Counsel of WorldCom, Inc., a Georgia corporation (the "Company" or "WorldCom"), and have reviewed a Registration Statement on Form S-3, including the related Prospectus (the "Registration Statement"), which the Company proposes to file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed public offering and sale of 595,700 shares (the "Shares") of Common Stock, par value $.01, of the Company that may be issued to the holders of the warrants described therein (the "Warrants"). The Form S-3 is being filed by WorldCom in connection with the Amended and Restated Agreement and Plan of Merger by and among WorldCom, Brooks Fiber Properties, Inc. and BV Acquisition, Inc. dated as of October 1, 1997, as described more particularly in the Prospectus constituting part of the Registration Statement. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Prospectus referred to above.

         In connection herewith, I or members of my staff have examined and relied without investigation as to matters of fact upon the Registration Statement, the Second Amended and Restated Articles of Incorporation and Bylaws of the Company, certificates of public officials, certificates and statements of officers of the Company, and such other corporate records, documents, certificates and instruments as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. I have assumed the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

         Subject to the effectiveness of the Registration Statement under the Act, I am of the opinion that:

         1. The Company is a corporation validly existing under the laws of the State of Georgia; and

         2. Upon exercise of the Warrants in accordance with the terms, then the Shares will be legally issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the laws of the State of Georgia.

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         I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement on Form S-3. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                       Very truly yours,

                                       /s/ William E. Anderson
                                       -----------------------------------
                                       William E. Anderson
                                       General Counsel